Exhibit 10.1

EARTHLINK, INC.

SECOND AMENDED AND RESTATED

CHANGE-IN-CONTROL ACCELERATED VESTING

AND SEVERANCE PLAN

THIS EARTHLINK, INC. SECOND AMENDED AND RESTATED CHANGE-IN-CONTROL ACCELERATED VESTING AND SEVERANCE PLAN (this “Plan”) is established by EarthLink, Inc., a Delaware corporation (“Company”), and its Affiliates (as defined below) for the benefit of the eligible employees designated to participate herein, effective as of the 18th day of October, 2011 (the “Effective Date”).  This Plan replaces and supersedes the terms of the Plan as in effect prior to this amendment and restatement.

WITNESSETH:

WHEREAS, the Participants (as defined below) are currently employed by Company or an Affiliate (as defined below); and

WHEREAS, the Company and its Affiliates previously established the Plan to provide certain security to the Participants in connection with their employment with the Company or an Affiliate in the event of a Change in Control of the Company (as defined below); and

WHEREAS, in Section 16 of the Plan, the Company has reserved the right to amend the Plan from time to time; and

WHEREAS, the Company now desires to amend and restate the Plan as set forth herein.

NOW, THEREFORE, the Company and its Affiliates hereby amend and restate the Plan as set forth below.

1.                                       Definitions.

For purposes of this Plan:

(a)           “Affiliate” means any entity that is part of a controlled group of corporations or is under common control with the Company within the meaning of Code Sections 1563(a), 414(b) or 414(c), except that, in making any such determination, fifty percent (50%) shall be substituted for eighty percent (80%) each place it appears under such Code Sections and related regulations.

(b)           “Beneficiary” shall mean the person or entity a Participant designates, by written instrument delivered to the Company or an Affiliate, to receive the Participant’s benefits payable under this Plan after the Participant’s death.  If a Participant fails to designate a Beneficiary, or if no designated Beneficiary survives the Participant, such benefits shall be paid:

(1)           to the Participant’s surviving spouse; or

(2)           if there is no surviving spouse, to the Participant’s living descendants per stirpes; or

(3)           if there is neither a surviving spouse nor living descendants, to the Participant’s estate.

(c)           “Benefit Category” shall mean either Category 1 or Category 2.

(d)           “Benefits Severance Period” shall mean (1) for a Participant in Category 1, the one and one-half years, and (2) for a Participant in Category 2, the one year, beginning in each case on the Participant’s Termination of Employment.

(e)           “Bonus Target” shall mean the annual incentive bonus payable to the Participant at the greater of the target rate in effect on (1) the date the Change in Control of the Company occurs or (2) the date of the Participant’s Termination of Employment under the circumstances described in Section 2(a).

(f)            “Cash Severance” shall mean a lump-sum cash payment equal to (1) for a Participant in Category 1, (i) one hundred and fifty percent (150%) of the sum of the Participant’s Salary and Bonus Target less (ii) the amount of the Non-Compete Payment, and (2) for a Participant in Category 2, one hundred percent (100%) of the sum of the Participant’s Salary and Bonus Target.

(g)           “Cause” shall exist where the Participant’s Termination of Employment is by the Company or an Affiliate upon (1) the Participant’s willful and continued failure to substantially perform his or her employment duties (other than any failure On Account of a Disability), after a written notice is delivered to the Participant by an executive officer of the Company or Affiliate which employs the Participant or the person in charge of the Human Resources function of such Company or Affiliate (or if the Participant is the Chief Executive Officer or President of the Company, the Chairperson of the Committee) that specifically identifies the manner in which such executive officer or person in charge of the Human Resources function (or such Chairperson) believes that the Participant has failed to substantially perform his or her employment duties and after a reasonable opportunity is afforded to the Participant to cure his or her performance failure(s), or (2) the Participant willfully engaging in misconduct that is materially injurious to the Company or an Affiliate, monetarily or otherwise.  For purposes of this definition, no act, or failure to act, on the Participant’s part will be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his or her act or omission was in the best interest of the Company or an Affiliate.  Notwithstanding the above, the Participant will not be deemed to have had a Termination of Employment for Cause unless and until he or she has been given a copy of the notice of termination from an executive officer or person in charge of the Human Resources function (or in case of the Chief Executive Officer or President of the Company, the Chairperson of the Committee), after reasonable notice to the Participant and an opportunity for him or her, together with his or her counsel, to be heard before (1) the Chief Executive Officer of the Company, or (2) if the Participant is an officer of the Company or an Affiliate who has been elected or appointed by the Board of Directors of the Company or Affiliate, as the case may be, to such office, the Board of Directors of the Company or Affiliate, or (3) in all cases not involving an elected officer and where the Chief Executive Officer of the Company otherwise directs or delegates this responsibility, the executive officer or person in charge of the Human Resources function or a direct report to such Chief Executive Officer to whom such responsibility was delegated, finding that in the good faith opinion of the Chief Executive Officer, or, in the case of an elected officer, finding that in the good faith opinion of two-thirds of the applicable Board of Directors, or, in all other cases, finding that in the good faith opinion of the applicable executive officer or person in charge of the Human Resources function or a direct report to the Chief Executive Officer to whom such responsibility was delegated, that the Participant committed the conduct set forth above in clauses (1) or (2) of this definition and specifying the particulars of that finding in detail.

(h)           “Change in Control” of the Company means the occurrence of any of the following events:

(1)           The accumulation in any number of related or unrelated transactions by any Person of beneficial ownership (as such term is used in Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company’s voting stock; provided that for purposes of this subsection (a), a Change in Control will not be deemed to have occurred if the accumulation of more than fifty percent (50%) of the voting power of the Company’s voting stock results from any acquisition of voting stock (i) directly from the Company that is approved by the Incumbent Board, (ii) by the Company, (iii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, or (iv) by any Person pursuant to a merger, consolidation or reorganization (a “Business Combination”) that would not cause a Change in Control under subsections (2), (3) or (4) below; or

(2)           Consummation of a Business Combination, unless, immediately following that Business Combination, (i) all or substantially all of the Persons who were the beneficial owners of the voting stock of the Company immediately prior to that Business Combination beneficially own, directly or indirectly, at least fifty percent (50%) of the then outstanding shares of common stock and at least fifty percent (50%) of the combined voting power of the then outstanding voting stock entitled to vote generally in the election of directors of the entity resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to that Business Combination, of the voting stock of the Company, and (ii) at least sixty percent (60%) of the members of the Board of Directors of the entity resulting from that Business Combination holding at least sixty percent (60%) of the voting power of such Board of Directors were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for that Business Combination and as a result of or in connection with such Business Combination, no Person has a right to dilute either of such percentages by appointing additional members to the Board of Directors or otherwise without election or other action by the shareholders; or

(3)           A sale or other disposition of all or substantially all of the assets of the Company, except pursuant to a Business Combination that would not cause a Change in Control under subsections (2) above or (4) below; or

(4)           Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that would not cause a Change in Control under subsections (2) and (3) above; or

(5)           The acquisition by any Person, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Company (i) through the ownership of securities which provide the holder with such power, excluding voting rights attendant with such securities, or (ii) by contract; provided that a Change in Control will not be deemed to have occurred if such power was acquired (x) directly from the Company in a transaction approved by the Incumbent Board, (y) by an employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate or (z) by any person pursuant to a Business Combination that would not cause a Change in Control under subsections (2), (3) or (4) above.

(i)            “Code” means the Internal Revenue Code of 1986, amended, and any successor thereto.

(j)            “Committee” means the Leadership & Compensation Committee of the Board of Directors of the Company, or the Board of Directors of the Company itself, if no such Leadership & Compensation Committee exists.

(k)           “Eligible Employee” means any full-time common law employee of the Company or an Affiliate who (i) is either an executive officer of the Company or an Affiliate or serving in another key position of the Company or an Affiliate which the Committee, in its sole discretion, determines warrants eligibility in the Plan, and (ii) is not a participant in, or entitled to any other payments or benefits under, any other change in control or severance plan of the Company or any Affiliate and is not a party to an employment or other agreement with the Company or any Affiliate which provides for any change in control or severance benefits (not counting for this purpose any separate option or restricted stock unit agreement that may provide for accelerated vesting in connection with a change in control or Termination of Employment).

(l)            “Exchange Act” means the Securities Exchange Act of 1934, including amendments, or successor statutes of similar intent.

(m)          “For Good Reason” means the Participant’s Termination of Employment is by the Participant other than on death or On Account of Disability and based on:

(1)           The assignment to the Participant of duties inconsistent with his or her position and status with the Company or an Affiliate as they existed immediately prior to a Change in Control of the Company, or a substantial change in his or her title, offices or authority, or in the nature of his or her other responsibilities, as they existed immediately prior to a Change in Control of the Company, except in connection with the Participant’s Termination of Employment for Cause or On Account of Disability or as a result of his or her death or by the Participant other than For Good Reason; or

(2)           A reduction by the Company or an Affiliate in the Participant’s base salary as in effect on the date of this Plan or as his or her salary may be increased from time to time, without Participant’s written consent; or

(3)           A reduction by the Company or an Affiliate in the target cash bonus payable to the Participant under any incentive compensation plan(s), as it (or they) may be modified from time to time, in effect immediately prior to a Change in Control of the Company, or a failure by the Company or an Affiliate to continue the Participant as a participant in the incentive compensation plan(s) on at least the basis of the Participant’s participation immediately prior to a Change in Control of the Company or to pay the Participant the amounts that he or she would be entitled to receive in accordance with such plan(s); or

(4)           The Company or an Affiliate requiring the Participant to be based more than thirty-five (35) miles from the location where he or she is based immediately prior to a Change in Control of the Company, except for travel on the Company’s or Affiliate’s business that is required or necessary to performance of his or her job and substantially consistent with his or her business travel obligations prior to the Change in Control of the Company, or if the Participant consents to that relocation, the failure by the Company or an Affiliate to pay (or reimburse the Participant for) all reasonable moving expenses incurred by the Participant or to indemnify the Participant against any loss realized in the sale of his or her principal residence in connection with that relocation; or

(5)           The failure by the Company or an Affiliate to continue in effect any material retirement or compensation plan, performance share plan, stock option plan, life insurance plan, health and accident plan, disability plan or another benefit plan in which the Participant is participating immediately prior to a Change in Control of the Company (or provide plans providing him or her with substantially similar benefits), the taking of any action by the Company or an Affiliate that would adversely affect the Participant’s participation or materially reduce his or her benefits under any of those plans or deprive him or her of any material fringe benefit enjoyed by the Participant immediately prior to a Change in Control of the Company, or the failure by the Company or an Affiliate to provide the Participant with the number of paid vacation days to which he or she is then entitled in accordance with normal vacation practices in effect immediately prior to a Change in Control of the Company; or

(6)           The failure by the Company or an Affiliate to obtain the assumption of the agreement to perform this Plan by any successor; or

(7)           Any purported Termination of Employment that is not effected pursuant to a notice of termination satisfying the requirements of a Termination of Employment for “Cause.”

Notwithstanding the foregoing, for purposes of Section 4 of the Plan regarding accelerated vesting of outstanding restricted stock units only, “For Good Reason” means the Participant’s Termination of Employment is by the Participant other than on death or On Account of Disability and based on:

(i)            The assignment to the Participant of duties materially inconsistent with his or her position and status with the Company or Affiliate as they existed immediately prior to a Change in Control of the Company, or a substantial diminution in his or her title, offices or authority, or in the nature of his or her other responsibilities, as they existed immediately prior to a Change in Control of the Company, except in connection with the Participant’s Termination of Employment for Cause or On Account of Disability or as a result of his or her death or by the Participant other than For Good Reason; or

(ii)           A material reduction by the Company or an Affiliate in the Participant’s base salary as in effect on the date of this Plan or as his or her salary may be increased from time to time, without Participant’s written consent; or

(iii)          A material reduction by the Company or an Affiliate in the target cash bonus payable to the Participant under any incentive compensation plan(s), as it (or they) may be modified from time to time, in effect immediately prior to a Change in Control of the Company, or a failure by the Company or an Affiliate to continue the Participant as a participant in such incentive compensation plan(s) on a basis that is not materially less than the Participant’s participation immediately prior to a Change in Control of the Company or to pay the Participant the amounts that he or she would be entitled to receive in accordance with such plan(s); or

(iv)          The Company or an Affiliate requiring the Participant to be based more than thirty-five (35) miles from the location where he or she is based immediately prior to a Change in Control of the Company, except for travel on the Company’s or Affiliate’s business that is required or necessary to performance of his or her job and substantially consistent with his or her business travel obligations prior to the Change in Control of the Company.

Additionally, for purposes of Section 4 of the Plan regarding accelerated vesting of outstanding restricted stock units, Participant must give the Company or Affiliate which employs the Participant notice of any event or condition that would constitute “For Good Reason” within thirty (30) days of the event or condition which would constitute “For Good Reason,” and upon receipt of such notice the Company shall have thirty (30) days to remedy such event or condition, and if such event or condition is not remedied within such thirty (30)-day period, any Termination of Employment by the Participant “For Good Reason” must occur within sixty (60) days after the period for remedying such condition or event has expired.

(n)           “Incumbent Board” means a Board of Directors at least a majority of whom consist of individuals who either are (a) members of the Company’s Board of Directors as of the Effective Date or (b) members who become members of the Company’s Board of Directors subsequent to such date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least sixty percent (60%) of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which that person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Company’s Board of Directors.

(o)           “Non-Compete Payment” means 66 2/3% of the sum of the Participant’s Salary and Bonus Target.

(p)           “On Account of Disability” shall exist where the Participant’s Termination of Employment results from the Participant being “Disabled” as a result of a “Disability” in accordance with the policies of the Company or Affiliate that employed the Participant in effect at the time of the Change in Control of the Company.

(q)           “Person” means any individual, entity or group within the meaning of Section 13(D)(3) or 14(d)(2) of the Exchange Act.

(r)            “Retirement Plan” shall mean any qualified or supplemental employee pension benefit plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), currently made available by Company or an Affiliate in which the Participant participates.

(s)           “Salary” shall mean the Participant’s annual base salary at the greater of the rate in effect on (1) the date the Change in Control of the Company occurs or (2) the date of the Participant’s Termination of Employment under the circumstances described in Section 3(a).

(t)            “Specified Employee” means an employee (as that term is used in Code Section 416) who is (i) an officer of the Company or an Affiliate having annual compensation greater than $135,000 (with certain adjustments for inflation after 2005), (ii) a five-percent owner of the Company or (iii) a one-percent owner of the Company having annual compensation greater than $150,000.  For purposes of this Section, no more than 50 employees (or, if lesser, the greater of three or 10 percent of the employees) shall be treated as officers.  Participants who (i) normally work less than 17 1/2 hours per week, (ii) normally work not more than 6 months during any year, (iii) have not attained age 21 or (iv) are included in a unit of employees covered by an agreement which the Secretary of Labor finds to be a collective bargaining agreement between employee representatives and the Company or an Affiliate (except as otherwise provided in regulations issued under the Code) shall be excluded for purposes of determining the number of officers.  For purposes of this Section, the term “five-percent owner”  (“one-percent owner”) means any person who owns more than five percent (one percent) of the outstanding stock of the Company or stock possessing more than five percent (one percent) of the total combined voting power of all stock of the Company.  For purposes of determining ownership, the attribution rules of Section 318 of the Code shall be applied by substituting “five percent” for “50 percent” in Section 318(a)(2) and the rules of Sections 414(b), 414(c) and 414(m) of the Code shall not apply.  For purposes of this Section, the term “compensation” has the meaning given such term by Section 414(q)(4) of the Code.  The determination of whether the Participant is a Specified Employee will be based on a December 31 identification date such that if the Participant satisfies the above definition of Specified Employee at any time during the 12-month period ending on December 31, he or she will be treated as a Specified Employee if he or she has a Termination of Employment during the 12-month period beginning on the first day of the fourth month following the December 31 identification date.  This definition is intended to comply with the specified employee rules of Section 409A(a)(2)(B)(i) of the Code and shall be interpreted accordingly.

(u)           “Termination of Employment” means that the Participant has had a separation from service within the meaning of Section 409A of the Code.  A separation from service shall occur where it is reasonably anticipated that no further services will be performed after that date or that the level of bona fide services the Participant will perform after that date (whether as an employee or independent contractor of the Company or an Affiliate) will permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period.  A Participant shall be considered to have continued employment and to not have a separation from service while on a leave of absence if the leave does not exceed 6 consecutive months (29 months for a disability leave of absence) or, if longer, so long as the Participant retains a right to reemployment with the Company or Affiliate under an applicable statute or by contract.  For this purpose, a “disability leave of absence” is an absence due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the Participant to be unable to perform the duties of Participant’s position of employment or a substantially similar position of employment.  Continued services solely as a director of the Company or an Affiliate shall not prevent a separation from service from occurring by the Participant to the extent permitted by Section 409A of the Code.

(v)           “Welfare Plan” shall mean any health and dental plan, disability plan, survivor income plan, life insurance plan or similar plan, as defined in Section 3(1) of ERISA, currently made available by the Company or an Affiliate in which the Participant participates.

2.                                       Eligibility.

(a)           Any Eligible Employee of the Company or an Affiliate (including an entity that becomes an Affiliate after the Effective Date) shall become a Participant in Plan as of the date the Committee, in its sole discretion, designates such Eligible Employee as a Participant in the Plan.  A Participant shall continue to participate in the Plan until (i) no longer an Eligible Employee, (ii) no longer entitled to benefits under the Plan or (iii) the Committee, in its sole discretion, determines that the Eligible Employee may no longer participate in the Plan, subject to Section 16 below.  The Committee, in its sole discretion, will designate the Benefit Category of each Participant in the Plan.  Exhibit A attached hereto shall set forth the name of each Participant and the Participant’s Benefit Category as determined by the Committee, and such Exhibit shall be amended from time to time as is necessary to reflect each Participant in the Plan and the Participant’s Benefit Category.

3.                                       Benefits Upon Termination of Employment.

(a)           The following provisions will apply if and only if, at any time within 24 months after a Change in Control of the Company occurs, (i) the Participant has a Termination of Employment by the Company or an Affiliate for any reason other than Cause, On Account of Disability or death, or (ii) the Participant has a Termination of Employment by the Participant For Good Reason:

(1)           The Company or Affiliate which employs the Participant shall pay the Participant the Cash Severance in one lump sum payment, subject to all applicable withholdings and employment taxes and subject to reductions pursuant to Sections 5 and 18 of this Plan, as soon as practical (and within 30 days) after the Participant’s Termination of Employment, subject to any required delays under Sections 3(a)(4) or 4 below.

(2)           The Company or Affiliate which employs the Participant shall pay any and all amounts with respect to COBRA continuation coverage that the Participant elects under any Welfare Plan of the Company or an Affiliate for him or her or his or her spouse or dependents through the Benefits Severance Period, including all attendant administrative fees and expenses, however described or denominated.  All such payments shall be made, no less frequently than monthly, in such manner as to permit the Participant and his or her spouse and dependents to continue his or her or their COBRA coverage on a timely basis; provided that the Company will make all such payments as soon as administratively practicable, subject to any required delays under Sections 3(a)(4) or 4 below.

(3)           The Participant or his or her Beneficiary, or any other person entitled to receive benefits with respect to the Participant under any Retirement Plan, Welfare Plan, or other plan or program maintained by Company or any Affiliate in which the Participant participates at the date of the Participant’s Termination of Employment, shall receive any and all benefits accrued under any such Retirement Plan, Welfare Plan or other plan or program to the date of the Participant’s Termination of Employment, the amount, form and time of payment of such benefits to be determined by the terms of such Retirement Plan, Welfare Plan, or other plan or program.

(4)           Notwithstanding any other provision of this Plan, however, if the Participant is a Specified Employee on Termination of Employment and if the benefits and payments under this Plan are not otherwise exempt from Code Section 409A, then, to the extent necessary to comply with Section 409A of the Code, no payments may be made under this Plan (including, if necessary, any COBRA payments or reimbursements or Non-Compete Payments) before the date which is six months after the Specified Employee’s Termination of Employment or, if earlier, the date of death of the Specified Employee.  In the event any such payments are otherwise due to be made in installments or periodically prior to the earlier of six months after the Specified Employee’s Termination of Employment or, if earlier, the date of death of the Specified Employee, the payments which would otherwise have been made shall be accumulated and paid in a lump sum as soon as such period ends, and the balance of the payments shall be made as otherwise scheduled.  In the event any benefits are required to be deferred hereunder, any such benefits may be provided during such deferral period at Participant’s expense, with Participant to be reimbursed from the Company or Affiliate once the deferral period ends, and the balance of the benefits shall be provided as otherwise scheduled.

(b)           If the Participant has a Termination of Employment by the Company or an Affiliate or by the Participant other than under the circumstances set forth in Section 3(a), including without limitation on the death or On Account of Disability of the Participant, by the Company or an Affiliate for Cause or by the Participant other than For Good Reason, then the Participant’s compensation shall be paid through the date of his or her Termination of Employment (no less frequently than monthly and consistent with the Company’s or Affiliate’s customary payroll practices), and the Company and its Affiliates shall have no further obligation with respect to the Participant under this Plan.  Such Termination of Employment shall have no effect upon a Participant’s other rights, including but not limited to any rights under any Retirement Plan, Welfare Plan or other plan or program in which Participant participates, the amount, form and time of payment of such benefits to be determined by the terms of such Retirement Plan, Welfare Plan, or other plan or program.

(c)           This Section 3 shall have no effect, and Company shall have no obligations hereunder with respect to, a Participant who has a Termination of Employment for any reason at any time other than within the 24 months after a Change in Control of the Company occurs under the circumstances described in Section 3(a) above.

(d)           The Company or Affiliate that employs the Participant on his or her Termination of Employment will fund the payments to be made under the Plan to or on behalf of such Participant from its general assets.

(e)           Exhibit B attached hereto provides a summary of the benefits to which a Participant will be entitled based on the Benefit Category for which such Participant qualifies.  In the event of any conflict between such summary and the terms of the Plan, the provisions of the Plan shall govern.

4.                                       Accelerated Vesting of Options and Restricted Stock Units.

(a)           In the event no provision is made for the continuance, assumption or substitution by the Company or its successor in connection with a Change in Control of the Company of outstanding stock options the Company or an Affiliate granted before the Change in Control of the Company, then contemporaneously with the Change in Control of the Company, all outstanding stock options that the Company or any Affiliate previously granted to a Participant shall be exercisable in full, if not then already fully exercisable, in accordance with the terms of such options and the applicable plans pursuant to which they were granted, notwithstanding any provisions in the stock options or plans to the contrary regarding the exercisability of such options, provided the Participant has remained employed with the Company or an Affiliate until the Change in Control of the Company; provided that a stock option that contains performance criteria shall not become fully earned and payable if the date, if any, for attainment of the performance criteria on which such stock option would have become fully earned and payable has passed as of the date of the Change of Control of the Company.  If provision is made for the continuance, assumption or substitution by the Company or its successor in connection with the Change in Control of the Company of outstanding stock options the Company or an Affiliate granted before the Change in Control of the Company, then on the Participant’s Termination of Employment on or after a Change in Control of the Company occurs under the circumstances described in Section 3(a) above, all outstanding stock options that the Company or any Affiliate previously granted to a Participant shall be exercisable in full, if not then already fully exercisable, in accordance with the terms of such options and the applicable plans pursuant to which they were granted, notwithstanding any provisions in the stock options or plans to the contrary regarding the exercisability of such stock options; provided that a stock option that contains performance criteria shall not become fully earned and payable if the date, if any, for attainment of the performance criteria on which such stock option would have become fully earned and payable has passed as of the date of the Change of Control of the Company.

(b)           In the event no provision is made for the continuance, assumption or substitution by the Company or its successor in connection with a Change in Control of the Company of outstanding restricted stock units the Company or an Affiliate granted before the Change in Control of the Company, then contemporaneously with the Change in Control of the Company, all outstanding restricted stock units that the Company or any Affiliate previously granted to a Participant shall be earned and payable in full, if not then already fully earned and payable, in accordance with the terms of such restricted stock units and the applicable plans pursuant to which they were granted, notwithstanding any provisions in the restricted stock units or plans to the contrary regarding their becoming fully earned and payable, provided the Participant has remained employed with the Company or an Affiliate until the Change in Control of the Company; provided that a restricted stock unit that contains performance criteria shall not become fully earned and payable if the date, if any, for attainment of the performance criteria on which such restricted stock unit would have become fully earned and payable has passed as of the date of the Change of Control of the company.  If provision is made for the continuance, assumption or substitution by the Company or its successor in connection with the Change in Control of the Company of outstanding restricted stock units the Company or an Affiliate granted before the Change in Control of the Company, then on the Participant’s Termination of Employment on or after a Change in Control of the Company occurs under the circumstances described in Section 3(a) above, all outstanding restricted stock units that the Company or any Affiliate previously granted to a Participant shall be earned and payable in full, if not then already fully earned and payable, in accordance with the terms of such restricted stock units and the applicable plans pursuant to which they were granted, notwithstanding any provisions in the restricted stock units or plans to the contrary regarding their becoming fully earned and payable; provided that a restricted stock unit that contains performance criteria shall not become fully earned and payable if the date, if any, for attainment of the performance criteria on which such restricted stock unit would have become fully earned and payable has passed as of the date of the Change of Control.

(c)           Notwithstanding any other provision of this Plan, this Section 4 only impacts the vesting of the applicable stock options and restricted stock units; it is not intended to nor does it extend the terms or expiration dates of the applicable stock options and restricted stock units.

(d)           Exhibit B attached hereto provides a summary of the accelerated vesting to which a Participant will be entitled based on the Benefit Category for which such Participant qualifies.  In the event of any conflict between such summary and the terms of the Plan, the provisions of the Plan shall govern.

5.                                       Release and Setoff.

Notwithstanding any other provision of this Plan, payments shall be made under the Plan to any Participant or his or her Beneficiary only after the Participant executes a release and waiver containing such terms and conditions as the Company and its Affiliates may reasonably require, including non-solicitation, non-competition and confidentiality provisions on or within 21 days (45 days in the event of a group termination) after the Participant’s Termination of Employment, but not prior to such Termination of Employment.  Each Participant’s right to participate under this Plan and to receive payments and benefits hereunder (including the benefits described in Sections 3 and 4 of the Plan) is contingent upon the Participant’s agreement to this Section 5 and his or her continued compliance with any agreements entered into hereunder.  The Company and its Affiliates also may reduce and set-off any payments to or with respect to a Participant is entitled pursuant to this Plan by any amount the Participant or his or her Beneficiary may owe to Company or any Affiliate.  Notwithstanding any other provision of this Plan, no payments shall be made or benefits provided pursuant to this Plan during the first 30 days (60 days in the event of a group termination) after the Participant’s Termination of Employment, and any payments or benefits that are to be provided in that period shall be accumulated and paid (or provided or reimbursed) in a lump sum as soon as such period ends.

6.                                       Death.

If a Participant has a Termination of Employment under circumstances described in Section 3(a), then upon the Participant’s subsequent death, all unpaid amounts payable to the Participant under Section 3(a) shall be paid to his or her Beneficiary.  Any death benefits owing under Section 3(a) shall be paid as specified by the applicable Retirement Plan, Welfare Plan or other plan or program.

7.                                       Claim for Benefits.

(a)           Participants do not need to complete a claim for benefits to obtain benefits under the Plan.  However, Participants who dispute the amount of, or their entitlement to, Plan benefits must file a claim with the Company to obtain Plan benefits.  Any claim by a Participant who disputes the amount of, or his or her entitlement to, Plan benefits must be filed in writing within 12 months of the event that the Participant is asserting constitutes an entitlement to such Plan benefits.  Failure by the Participant to submit such claim within the 12-month period shall bar the Participant from any claim for benefits under the Plan as a result of the occurrence of such event.

(b)           Claims for benefits shall be filed in writing with the Company.  Written notice of the decision on such claim shall be furnished to the claimant within ninety (90) days of receipt of such claim unless special circumstances require an extension of time for processing the claim.  If the Company needs an extension of time to process a claim, written notice will be delivered to the claimant before the end of the initial ninety (90) day period.  The notice of extension will include a statement of the special circumstances requiring an extension of time and the date by which the Company expects to render its final decision.  However, that extension may not exceed ninety (90) days after the end of the initial period.  If the Company rejects a claim for failure to furnish necessary material or information, the written notice to the claimant will explain what more is needed and why, and will tell the claimant that the claimant may refile a proper claim.

(c)           The Company shall provide payment for the claim only if the Company determines, in its sole discretion, that the claimant is entitled to the claimed benefit.

(d)           If any part of a claim for benefits under this Plan is denied, the Company will provide the claimant with a written notice stating (i) the specific reason or reasons for the denial; (ii) the specific reference to pertinent Plan provisions on which the denial was based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) appropriate information as to the steps to be taken if the claimant wishes to submit a claim for review, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(e)           The full value of any payment made according to the Plan satisfies that much of the claim and all related claims under the Plan.

(f)            If a claim is denied, the claimant may appeal the denial by delivering a written notice to the Company specifying the reasons for the appeal.  That notice must be delivered within sixty (60) days after receiving the notice of denial.  The claimant may submit written comments, documents, records and other information relating to the claimant’s claim for benefits.  The claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.  The Company’s review will take into account all such written comments, documents, records and other information the claimant submits relating to the claim, without regard to whether such information was submitted or considered initially.

(g)           The Company will advise the claimant in writing of the final determination after review.  The decision on review will be written in a manner calculated to be understood by the claimant, and it will include specific reasons for the decision and specific references to the pertinent provisions of the Plan or related documents on which the decision is based.  Such written notification also will include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, the claimant’s right to obtain the information about such procedures and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review.  The written decision will be rendered within sixty (60) days after the request for review is received, unless special circumstances require an extension of time for processing.  If an extension is necessary the Company will furnish written notice of the extension to the claimant before the end of the 60-day period and indicate the special circumstances requiring the extension of time.  The extension notice will indicate the date by which the Company expects to render a decision.  The decision will then be rendered as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

(h)           If the Company holds regularly scheduled meetings at least quarterly, the time periods for rendering the written decision described in the preceding paragraph shall not apply and the Company shall instead make a benefit determination no later than the date of the meeting of the Company that immediately follows the Plan’s receipt of a request for review, unless the request for review is filed within 30 days preceding the date of such meeting.  In such case, a benefit determination may be made by no later than the date of the second meeting following the Plan’s receipt of the request for review.  If special circumstances require a further extension of time for processing, a benefit determination will be rendered no later than the third meeting of the Company following the Plan’s receipt of the request for review.  If such an extension of time for review is required because of special circumstances, the Company will provide the claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension.  The Company will notify the claimant of the benefit determination as soon as possible, but not later than five days after the benefit determination is made.

(i)            In no event shall a Participant or other claimant be entitled to challenge a decision of the Company in court or in any other administrative proceeding unless and until these claim review and appeal procedures have been complied with and exhausted.  The claimant shall have ninety (90) days from the date of receipt of the Company’s decision on review in which to file suit regarding a claim for benefits under the Plan.  If suit is not filed within such 90-day period, it shall be forever barred.  The decisions made hereunder shall be final and binding on Participants and any other party.

8.                                       Restrictive Covenants.

(a)           Non-Competition.  As a condition to being eligible to participate in the Plan and receiving any payments and benefits thereunder, a Category 1 Participant agrees that (i) during his employment, and (ii) for a period of 18 months following his or her Termination of Employment under the circumstances described in Section 3(a) above, he or she shall not perform within the 50 states of the United States of America any services which are in competition with the Business of the Company during his or her employment, or following his or her Termination of Employment any services which are in competition with a Material line of the Business of the Company engaged in by the Company or an Affiliate at the time of his or her Termination of Employment, and which are the same as or similar to those services he or she performed for the Company or an Affiliate during his or her employment; provided, however, if the other business competitive with the Business of the Company has multiple lines, divisions, segments or units, some of which are not competitive with the Business of the Company, nothing herein shall prevent the Participant from being employed by or providing services to such line, division, segment or unit that is not competitive with the Business of the Company.  For purposes of this Section 8(a), “Business of the Company” means the business of providing integrated communication services and related value added services to individual consumers and business customers.  For purposes of this Section 8(a), “Material” means a line of the Business of the Company that represents 20% or more of the aggregate Company’s and Affiliates’ consolidated revenues or adjusted earnings before taxes, interest, depreciation and amortization for the four full fiscal quarters immediately preceding the Participant’s Termination of Employment.

(b)           Non-Recruitment.  As a condition to being eligible to participate in the Plan and receiving any payments and benefits thereunder, a Category 1 Participant agrees that (i) during his or her employment and (ii) for a period of 18 months following Termination of Employment under the circumstances described in Section 3(a) above, he or she will not, directly or indirectly:  (1) solicit, induce, recruit, or cause a Restricted Employee to resign his or her employment with the Company or its Affiliates, or (2) participate in making hiring decisions, encourage the hiring of, or aid in the hiring process of a Restricted Employee on behalf of any employer other than the Company and its Affiliates.  As used herein, “Restricted Employee” means any employee of the Company or its Affiliates with whom the Participant had material business-related contact while performing services for the Company or an Affiliate and who is:  (1) a member of executive management; (2) a corporate officer of the Company or any Affiliate; or (3) any employee of the Company or any Affiliate engaged in product or service development or product or service management.

(c)           Effect of Breach.  The obligation of the Company to continue to fulfill its payment and benefit obligations to a Category 1 Participant pursuant to Sections 3 and 4 is conditioned upon the Participant’s compliance with the provisions of this Section 8.  Accordingly, in the event that a Category 1 Participant shall materially breach the provisions of this Section 8, the Company’s obligations under Sections 3 and 4 shall terminate.  Additionally, the breaching Category 1 Participant shall promptly refund to the Company a pro-rata portion of (i) the amounts previously paid to or on behalf of him or her pursuant to Section 3 and (ii) the stock or other amounts earned as the result of the accelerated vesting in Section 4 equal to the product of (i) the amounts previously paid to or on behalf of him or her pursuant to Section 3 and (ii) the stock or other amounts earned as the result of the accelerated vesting in Section 4 multiplied by a fraction, the numerator of which is the number of days in the 18 months following the Termination of Employment remaining after the material breach of this Section 8 and the denominator of which is the number of days in the 18 months following the termination of Employment.  Termination of the Company’s obligations under Sections 3 and 4 and recoupment of the amounts and benefits previously paid shall not be the Company’s sole and exclusive remedy for a breach of this Section 8.  In addition to the remedy provided in this Section 8(d), the Company shall be entitled to seek damages and injunctive relief to enforce this Section 8, in the event of a breach by the Participant of this Section 8.

(d)           Compensation for Restrictive Covenants.  In consideration of a Category 1 Participant’s obligations under this Section 8, upon the Category 1 Participant’s Termination of Employment under the circumstances described in Section 3(a) above, he or she shall be paid the Non-Compete Payment.  Such amount shall be paid in a lump sum as soon as administratively practicable (and within thirty (30) days) after the Category 1 Participant’s Termination of Employment, subject to any required delays under Sections 3(a)(4) or 5 above.

9.                                       Administration of the Plan.

The Committee shall interpret and administer the Plan.  The Committee shall establish rules for the administration of the Plan.  The Committee shall have the discretionary authority to construe the terms of the Plan and shall determine all questions arising in its administration, interpretation and application, including those concerning eligibility for benefits.  All determinations of the Committee shall be final and binding on all Participants and Beneficiaries.  The Committee may appoint a sub-committee or an agent or other representative to act on its behalf and may delegate to such sub-committee or agent or representative any of its powers hereunder.  Any action that such sub-committee or agent or representative takes shall be considered to be the action of the Committee, when the sub-committee or agent or representative is acting within the scope of the authority that the Committee delegated to it, and the Committee shall be responsible for all such actions.  The Company will pay all the expenses relating to administration of the Plan, and, as permitted by law, the Company will indemnify and save each Committee member, each sub-committee member or agent or representative harmless against expenses, claims, and liabilities arising out of being such Committee member, sub-committee member or agent or representative within the time, if any, required by Section 409A of the Code.  The Committee also may employ such accountants, counsel, specialists and other advisory clerical persons as it deems necessary or desirable in connection with administration of the Plan.  The Committee is entitled to rely conclusively on any opinions from its accountants or counsel.  The Committee will keep all books of account, records and other data necessary for proper administration of the Plan.

10.                                 Participant Assignment.

No interest of any Participant, his or her spouse or Beneficiary under this Plan, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, the Participant or his or her spouse or Beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

11.                                 Benefits Unfunded.

All rights under this Plan of the Participants and their spouses and Beneficiaries, shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating any assets of Company or any Affiliate for payment of any amounts due hereunder.  The Participants, their spouses and Beneficiaries shall have only the rights, if any, of general unsecured creditors of Company and its Affiliates.

12.                                 Applicable Law.

This Plan shall be construed and interpreted pursuant to the laws of the State of Delaware (other than its choice-of-law rules), except to the extent those laws are superceded by the laws of the United States of America.

13.                                 No Employment Contract.

Nothing contained in this Plan shall be construed to be an employment contract between a Participant and the Company or an Affiliate.  The creation, continuance or termination of this Plan or any payment hereunder does not give any person a non-statutory legal or equitable right against the Company or an Affiliate to remain employed by the Company or an Affiliate.  This Plan does not modify the terms of any Participant’s employment with the Company or any Affiliate.

14.                                 Severability.

In the event any provision of this Plan is held illegal or invalid, the remaining provisions of this Plan shall not be affected thereby.

15.                                 Successors.

The Plan shall be binding upon and inure to the benefit of the Company, its Affiliates, the Participants and their respective spouses, Beneficiaries, heirs, representatives and successors.

16.                                 Amendment and Termination.

Notwithstanding any other provision of this Plan, the Committee shall have the right to (i) declare that an individual who previously was selected to participate as a Participant in the Plan shall no longer participate as a Participant in the Plan, (ii) amend the Plan from time to time and (iii) terminate the Plan at any time (without any payment therefore); provided that (A) during any period in which the Company is involved in discussions with a third party about a transaction that would, if consummated, result in a Change in Control of the Company (and before the complete abandonment of such discussions without the transaction being consummated), (B) during any period the Company has become a party to a definitive agreement to consummate a transaction that would result in a Change in Control of the Company (and before the complete termination of such agreement without the transaction being consummated)

and (C) at any time on or after a Change in Control of the Company occurs, without the affected Participant’s consent (i) the Company may not declare that an individual who previously was selected to participate as a Participant in the Plan no longer participates as a Participant in the Plan nor shall a Participant no longer participate in the Plan as the result of failing to remain an Eligible Employee during such time while still employed by the Company or an Affiliate, (ii) no amendment may be made that diminishes any Participant’s rights under the Plan and (iii) the Plan may not be terminated until all benefits that become payable under the Plan are paid in full.  An amendment may be made retroactively to the Plan if it is necessary to make this Plan conform to applicable law.  Upon termination of the Plan, the Plan shall no longer be of any further force or effect, and neither the Company nor any Affiliate shall have any obligations or rights under this Plan.  Likewise, the rights of any individual who was a Participant and whose designation as a Participant is revoked or rescinded by the Company (to the extent permitted under the Plan) shall cease upon such action.  Notwithstanding any such termination of the Plan, each Category 1 Participant shall remain bound by the provisions of Section 8 above, which obligations shall survive the termination of the Plan.

17.                                 Notice.

Notices under this Plan shall be in writing and sent by registered mail, return receipt requested, to the following addresses or to such other address as the party being notified may have previously furnished to the other party by written notice:

If to Company:

EarthLink, Inc.

1375 Peachtree Street, N.W.

Atlanta, Georgia 30309-2935

Attention: Chief People Officer

If to a Participant:

The address last indicated on the records of the Company or applicable Affiliate.

18.                                 Excise Tax.

Despite any other provisions of this Plan to the contrary, if the receipt of any payments or benefits under this Plan would subject a Participant to tax under Code Section 4999, the Company may determine whether some amount of payments or benefits would meet the definition of a “Reduced Amount.”  If the Company determines that there is a Reduced Amount, the total payments or benefits to the Participant hereunder must be reduced to such Reduced Amount, but not below zero.  If the Company determines that the benefits and payments must be reduced to the Reduced Amount, the Company must promptly notify the Participant of that determination, with a copy of the detailed calculations by the Company.  All determinations of the Company under this Section are final, conclusive and binding upon the Participant.  It is the intention of the Company and the Participant to reduce the payments under this Plan only if the aggregate Net After Tax Receipts to the Participant would thereby be increased.  Any such reduction shall first reduce any non-cash benefits on a pro-rata basis and then reduce any cash payments on a pro-rata basis.  As a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Company under this Section, however, it is possible that amounts will have been paid under the Plan to or for the benefit of a Participant which should not have been so paid (“Overpayment”) or that additional amounts which will not have been paid under the Plan to or for the benefit of a Participant could have been so paid (“Underpayment”), in each case consistent with the calculation of the Reduced Amount.  If the Company, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which the Company believes has a high probability of success, or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment must be treated for all purposes as a loan which the Participant must repay to the Company together with interest at the applicable Federal rate under Code Section 7872(f)(2); provided, however, that no such loan may be deemed to have been made and no amount shall be payable by the Participant to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Code Section 1, 3101 or 4999 or generate a refund of such taxes.  If the Company, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, the Company must pay the amount of the Underpayment to the Participant as soon as administratively practicable (and within 30 days) after the final determination of Underpayment has been made.  For purposes of this Section, (i) “Net After Tax Receipt” means the Present Value of a payment under this Plan net of all taxes imposed on the Participant with respect thereto under Code Sections 1, 3101 and 4999, determined by applying the highest marginal rate under Code Section 1 which applies to the Participant’s taxable income for the applicable taxable year; (ii) “Present Value” means the value determined in accordance with Code Section 280G(d)(4) and (iii) “Reduced Amount” means the largest aggregate amount of all payments and benefits under this Plan which (a) is less than the sum of all payments and benefits under this Plan and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate payments and benefits under this Plan were any other amount less than the sum of all payments and benefits to be made under this Plan.

19.                                 Miscellaneous.

(a)           The failure of the Company or an Affiliate to enforce any provisions of the Plan shall in no way be construed to be a waiver of those provisions, nor in any way effect the validity of the Plan or any part thereof, or the right of the Company or an Affiliate thereafter to enforce such provision.

(b)           The benefits that this Plan provides shall not be reduced or offset by any other payments or benefits that the Participant may receive from any other third party or other employer after the Participant’s Termination of Employment.

(c)           Whenever any payments or benefits become payable or deliverable under the Plan, the Company and its Affiliates shall have the right to withhold, or obtain from the Participant or Beneficiary, such amounts as are sufficient to satisfy any applicable federal, state or local withholding, tax, excise tax or similar requirements.

(d)           The terms of a Participant’s benefits are as set forth in this document, which cannot be changed by the promises of any individual employee or manager.  Only the Company may change the terms of the Plan, and then only through a written amendment.  No promises (oral or written) that are contrary to the terms of the Plan and its written amendments are binding upon the Plan or the Company or any Affiliate.

(e)           The terms and conditions of this Plan and the Participants’ benefits under the Plan shall remain strictly confidential.  Participants may not discuss or disclose any terms of this Plan or its benefits with anyone except their attorneys, accountants and immediate family members who shall be instructed to maintain the confidentiality agreed to under this Plan, except as may be required by law.

(f)            Benefits under the Plan are not considered eligible earnings for the Company’s 401(k) Plan or any other benefit program.

(g)           This Plan is intended to comply with the applicable requirements of Section 409A of the Code to the extent necessary and shall be construed and interpreted in accordance therewith.  The Company may at any time amend, suspend or terminate this Plan, or any payments to be made hereunder, as necessary to be in compliance with Section 409A of the Code.  For purposes of this Plan, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. Notwithstanding the preceding, the Company and all Affiliates shall not be liable to any Participant or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any amount under this Plan is subject to taxes, penalties or interest as a result of failing to comply with or be exempt from Code Section 409A of the Code.

(h)           This Plan is intended to be a “Welfare Plan” and not a “Pension Plan” as defined in ERISA Sections 3(1) and 3(2), respectively.  Accordingly, the Plan must be interpreted and administered in a manner that is consistent with that intent.

IN WITNESS WHEREOF, Company has caused this instrument to be executed in its name by its duly authorized officer, all as of the day and year first above written.

EARTHLINK, INC.

By:	/s/ Rolla P. Huff
Title:	Chief Executive Officer

EARTHLINK, INC.

SECOND AMENDED AND RESTATED

CHANGE-IN-CONTROL ACCELERATED VESTING AND SEVERANCE PLAN

SUMMARY PLAN DESCRIPTION

NAME OF PLAN:

EarthLink, Inc. Second Amended and Restated Change-in-Control Accelerated Vesting and Severance Plan

NAME, ADDRESS, AND TELEPHONE NUMBER OF SPONSOR AND PLAN ADMINISTRATOR:

EarthLink, Inc. (the “Company”)

1375 Peachtree Street, N.W.

Atlanta, Georgia 30309-2935

(404) 815-0770

The Company administers the Plan.

EMPLOYER IDENTIFICATION NUMBER:

58-2511877

PLAN NUMBER ASSIGNED TO THIS PLAN:

501

ORIGINAL EFFECTIVE DATE:

April 19, 2001

PLAN YEAR:

Calendar year beginning on January 1 of each year and ending on the following December 31.

FISCAL YEAR FOR MAINTAINING PLAN RECORDS:

Calendar year beginning on January 1 of each year and ending on the following December 31.

TYPE OF WELFARE PLAN:

The Plan is a severance pay plan that provides benefits to certain Participants in the event of termination of their employment due to certain specified reasons.

TYPE OF ADMINISTRATION OF THE PLAN:

The Committee administers the Plan as described in Section 9.

PROVISIONS FOR ELIGIBILITY REQUIREMENTS:

The Plan generally describes its eligibility requirements in Section 2.

DESCRIPTION OF PLAN BENEFITS:

The Plan generally describes conditions for payment of benefits and the amount of such benefits in Sections 3, 4 and 5.

SOURCES OF CONTRIBUTIONS TO THE PLAN AND FUNDING MEDIUM:

The general assets of the Company or the Affiliate that employs Participant shall fund the severance pay from the Plan.

PROCEDURES FOR PRESENTING CLAIMS AND REDRESS OF DENIED CLAIMS:

Section 7 provides detailed instructions for filing a claim and redress of a denied claim.

AGENT FOR SERVICE OF PROCESS:

EarthLink, Inc.

1375 Peachtree Street, N.W.

Atlanta, Georgia 30309-2935

Attention: Chief People Officer

In addition to the agent listed above, service of process may be made upon the Company itself.

2

YOUR RIGHTS UNDER ERISA

The following statement is required by law to be included in this Summary Plan Description:

As a participant in the EarthLink, Inc. Second Amended and Restated Change-in-Control Accelerated Vesting and Severance Plan (the “Plan”) you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  ERISA provides that all Plan participants shall be entitled to:

Examine, without charge, at the Company’s office and at other specified location, such as worksites, all Plan documents and a copy of the latest Annual Report (Form 5500 series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration.

Obtain, upon written request to the Company, copies of all Plan documents governing the operation of the Plan and copies of the latest Annual Report (Form 5500 series) and an updated summary plan description.  The Company may make a reasonable charge for the copies.

Receive a summary of the Plan’s annual financial report.  The Company is required by law to furnish each Participant with a copy of this summary annual report.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan.  The people who operate your Plan, called fiduciaries, have a duty to do so prudently and in the interest of you and other Plan participants.  No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way solely in order to prevent you from obtaining a benefit or exercising your rights under ERISA.  If your claim for a benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial.  You have the right to have the Plan review and reconsider your claim.  Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court.  In such a case, the court may require the Company to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Company.  If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.  If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may file suit in a federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees.  If you have any questions about your Plan, you should contact the Company.  If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W.,

Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.

2

Exhibit A

Participant	Benefit Category

Exhibit B

Benefits	Category 1	Category 2
Cash Severance

Lump sum cash payment of (a) 1.5 times the sum of employee’s annual base salary plus bonus target less (b) the non-compete payment, if within 24 months after a change in control the company terminates employee’s employment without cause or employee voluntarily terminates his or her employment for good reason; no cash severance if termination of employment is on account of the employee’s death or disability.

Lump sum cash payment equal to the sum of employee’s annual base salary plus bonus target, if within 24 months after a change in control the company terminates employee’s employment without cause or employee voluntarily terminates his or her employment for good reason; no cash severance if termination of employment is on account of the employee’s death or disability.

COBRA Benefits

Company will pay all amounts payable with respect to the employee’s elected COBRA coverage (including coverage for spouse and dependents) for 1.5 years from the termination of the employee’s employment, if within 24 months of the change in control the company terminates employee’s employment without cause or employee voluntarily terminates his or her employment for good reason; no paid COBRA benefits if the termination of employment is on account of the employee’s death or disability.

Company will pay all amounts payable with respect to the employee’s COBRA coverage (including coverage for spouse and dependents) for 1 year from the termination of the employee’s employment, if within 24 months of the change in control the company terminates employee’s employment without cause or employee voluntarily terminates his or her employment for good reason; no paid COBRA benefits if termination of employment is on account of the employee’s death or disability.

Accelerated vesting of outstanding stock options

If stock options are assumed or continued after a change in control, all outstanding stock options granted on or before the change in control will vest and be exercisable in full, if not already fully vested, on termination of employee’s employment, if within 24 months of the change in control the company terminates employee’s employment without cause or employee voluntarily terminates his or her employment for good reason; no such vesting if the termination of employment is on account of the employee’s death or disability; if options are not assumed or continued after the change in control, all outstanding stock options are vested and exercisable in full contemporaneously with the change in control, if not already fully vested, provided employee remains employed until the change in control, except that stock options that contain performance criteria will not vest if the date for attainment of those criteria has passed.

If stock options are assumed or continued after a change in control, all outstanding stock options granted on or before the change in control will vest and be exercisable in full, if not already fully vested, if within 24 months of the change in control the company terminates employee’s employment without cause or employee voluntarily terminates his or her employment for good reason; no such vesting if the termination of employment is on account of the employee’s death or disability; if options are not assumed or continued after the change in control, all outstanding stock options are vested and exercisable in full, if not already fully vested to such extent, provided employee remains employed until the change in control, except that stock options that contain performance criteria will not vest if the date for attainment of those criteria has passed.

Accelerated vesting of outstanding restricted stock units

If restricted stock units are assumed or continued after a change in control, all outstanding restricted stock units granted on or before the change in control will vest and be earned and payable in full, if not already fully vested, on termination of employee’s employment, if within 24 months of the change in control the company terminates employee’s employment without cause or employee voluntarily terminates his or her employment for good reason; no such vesting if the

If restricted stock units are assumed or continued after a change in control, all outstanding restricted stock units granted on or before the change in control will vest and be earned and payable in full, if not already fully vested, if within 24 months of the change in control the company terminates employee’s employment without cause or employee voluntarily terminates his or her employment for good reason; no such vesting if the termination of employment is on account of

Benefits	Category 1	Category 2

termination of employment is on account of the employee’s death or disability; if restricted stock units are not assumed or continued after the change in control, all outstanding restricted stock units are vested and earned and payable in full contemporaneously with the change in control, if not already fully vested, provided that employee remains employed until the change in control, except that restricted stock units that contain performance criteria will not vest if the date for attainment of those criteria has passed.

the employee’s death or disability; if restricted stock units are not assumed or continued after the change in control, all outstanding restricted stock units are vested and earned and payable in full, if not already fully vested to such extent, provided that employee remains employed until the change in control, except that restricted stock units that contain performance criteria will not vest if the date for attainment of those criteria has passed.

Non-Compete Payment

Participant shall receive a non-compete payment equal to 66 2/3 % of the sum of his or her annual base salary plus bonus target in consideration of compliance with non-compete and non-recruitment covenants set forth in the Plan.

Not Applicable.

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